Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	October 21, 2020
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265
www.ovcb.com

OAK VALLEY BANCORP REPORTS RECORD 3rd QUARTER RESULTS

OAKDALE, CA–Oak Valley Bancorp (NASDAQ: OVLY) (the “Company”), the bank holding company for Oak Valley Community Bank and their Eastern Sierra Community Bank division, recently reported unaudited consolidated financial results. For the three months ended September 30, 2020, consolidated net income was $3,748,000, or $0.46 per diluted share (EPS), compared to $2,581,000, or $0.32 EPS for the prior quarter and $3,231,000, or $0.40 EPS for the same period of 2019. Consolidated net income for the nine months ended September 30, 2020 totaled $9,038,000, or $1.11 EPS, representing a decrease of $260,000 or 2.8%, compared to $9,298,000, or $1.15 EPS for the nine months ended September 30, 2019.

The third quarter net income increase was primarily due to a decrease in loan loss provision to $193,000 during the third quarter, as compared to $1.86 million during the second quarter of 2020. The third quarter provision was attributable to organic loan growth while the second quarter provision related to qualitative risk factor adjustments corresponding to the COVID-19 pandemic. The $244 million in Paycheck Protection Program (PPP) loans funded during the second and third quarters, resulted in loan interest and fee income of $1,478,000 during the third quarter, compared to $1,092,000 during the second quarter of 2020. The funding of PPP loans resulted in deferred loan cost GAAP accounting adjustments of $158,000 and $1,095,000 against salary expense during the third and second quarters of 2020, respectively.

The Company has benefited from organic growth in the loan and investment portfolios of $31.7 million and $36.9 million, respectively, during the first nine months of 2020, which contributed to net interest income growth, and helped to offset the yield reduction resulting from the FOMC rate cuts during March of 2020. Despite the balance sheet growth momentum and the increase in interest and fee income created from PPP, the Company’s year-over-year net income declined by $260,000 compared to 2019, due to the increase in the loan loss reserve.

Net interest income was $11,455,000 for the three months ended September 30, 2020, compared to $11,146,000 for the prior quarter and $10,445,000 for the same period of 2019. The increase is attributable to interest and fees on PPP loans and organic growth as mentioned above. The net interest margin for the three months ended September 30, 2020 was 3.44%, compared to 3.55% for the prior quarter, and 4.18% for the same period of 2019. The interest margin compression was attributable to the FOMC rate cuts in March 2020, which adversely impacted earning asset yields, and the infusion of short-term PPP loans which yield 1%.

“Our ability to broaden relationships with new and existing clients continues to drive both loan and deposit growth. This core growth is our central defense against the net interest margin compression created in the extended low rate environment,” stated Rick McCarty, Senior EVP, Chief Operating Officer.

Non-interest income for the three months ended September 30, 2020 totaled $1,228,000, compared to $1,023,000 during the prior quarter, and $1,275,000 for the same period of 2019. The increase compared to the second quarter is due to increased revenue from investment advisory services. The decrease compared to the third quarter of 2019 is mainly due to a reduction in NSF fee income. Higher deposit account balances corresponding to PPP and government stimulus payments, coupled with changes in business and consumer spending patterns amid the COVID-19 stay-at-home orders and business lockdowns, resulted in relatively low overdraft activity. Outside of this recent trend, the bank’s core customer base and corresponding service fee income related to servicing loan and deposit accounts, continues to grow at a steady pace.

Non-interest expense for the three months ended September 30, 2020 totaled $7,501,000, compared to $6,874,000 during the prior quarter, and $7,157,000 for the same period of 2019. The increase compared to the second quarter corresponds to the decrease in deferred loan cost GAAP accounting adjustments associated with PPP loans as discussed above. The increase compared to the third quarter of 2019, is primarily due to staffing increases and general operating costs related to servicing the growing loan and deposit portfolios.

Total assets were $1.45 billion as of September 30, 2020, a decrease of $15.8 million from June 30, 2020 and an increase of $347.9 million over September 30, 2019. Gross loans were $1.03 billion as of September 30, 2020, an increase of $23.7 million over June 30, 2020, and $294.5 million over September 30, 2019. The Company’s total deposits were $1.31 billion as of September 30, 2020, an increase of $11.3 million over June 30, 2020, and $333.2 million over September 30, 2019. The September 30, 2020 balance sheet totals were bolstered by the $244 million in PPP loans funded during the second and third quarters, which consequently increased total deposits, as the PPP funded amounts were credited directly to the borrowers’ deposit accounts.

“Organic loan and core deposit growth, as well as the tremendous impact we have realized due to our team stepping up to accommodate the PPP needs of local businesses has fueled our balance sheet growth. It has truly been an all-hands on deck effort that enabled us to support so many businesses in the communities we serve,” stated Chris Courtney, President and CEO. “Our focus now shifts to delivering on our promise of first-class service and forging long-term relationships with clients new to the Oak Valley family,” Courtney concluded.

Non-performing assets as of September 30, 2020 were $894,000, or 0.06% of total assets, compared to $927,000, or 0.06% of total assets, as of June 30, 2020, and $1,200,000, or 0.11%, on September 30, 2019. The decrease from the prior periods was the result of payments received on non-accrual loans. The allowance for loan losses to gross loans decreased to 1.13% at September 30, 2020, compared to 1.14% at June 30, 2020 and 1.23% at September 30, 2019, due to the $244 million in PPP loans that do not require a loan loss reserve as they are guaranteed by the federal government through the SBA program. The Company recorded provision for loan losses of $193,000 during the third quarter of 2020 which was commensurate with growth of the loan portfolio, as loan loss reserves relative to gross loans remain at acceptable levels and credit quality remains stable. The provision for loan losses of $1,860,000 during the second quarter of 2020 included qualitative risk-based discretionary adjustments in connection with the COVID-19 pandemic and corresponding economic stress.

Oak Valley Bancorp operates Oak Valley Community Bank & their Eastern Sierra Community Bank division, through which it offers a variety of loan and deposit products to individuals and small businesses. They currently operate through 17 conveniently located branches: Oakdale, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, Tracy, Sacramento, two branches in Sonora, three branches in Modesto, and three branches in their Eastern Sierra division, which includes Bridgeport, Mammoth Lakes and Bishop.

For more information, call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp
Financial Highlights (unaudited)

($ in thousands, except per share)	3rd Quarter	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter
Selected Quarterly Operating Data:	2020	2020	2020	2019	2019

Net interest income	$11,455	$11,146	$10,228	$10,350	$10,445
Provision for loan losses	193	1,860	450	210	240
Non-interest income	1,228	1,023	1,284	1,254	1,275
Non-interest expense	7,501	6,874	7,449	7,146	7,157
Net income before income taxes	4,989	3,435	3,613	4,248	4,323
Provision for income taxes	1,241	854	904	1,057	1,092
Net income	$3,748	$2,581	$2,709	$3,191	$3,231

Earnings per common share - basic	$0.46	$0.32	$0.33	$0.39	$0.40
Earnings per common share - diluted	$0.46	$0.32	$0.33	$0.39	$0.40
Dividends paid per common share	$0.140	$-	$0.140	$-	$0.135
Return on average common equity	12.19%	8.80%	9.52%	11.38%	11.86%
Return on average assets	1.04%	0.75%	0.95%	1.12%	1.18%
Net interest margin (1)	3.44%	3.55%	3.93%	3.98%	4.18%
Efficiency ratio (2)	57.41%	54.19%	63.26%	59.74%	59.67%

Capital - Period End
Book value per common share	$15.09	$14.60	$13.92	$13.71	$13.31

Credit Quality - Period End
Nonperforming assets/ total assets	0.06%	0.06%	0.08%	0.10%	0.11%
Loan loss reserve/ gross loans	1.13%	1.14%	1.26%	1.22%	1.23%

Period End Balance Sheet
($ in thousands)
Total assets	$1,449,051	$1,464,880	$1,156,635	$1,147,785	$1,101,132
Gross loans	1,026,850	1,003,172	760,109	750,985	732,334
Nonperforming assets	894	927	959	1,103	1,200
Allowance for loan losses	11,635	11,443	9,586	9,146	9,005
Deposits	1,311,188	1,299,864	1,026,925	1,019,929	977,993
Common equity	123,982	119,907	114,387	112,570	109,320

Non-Financial Data
Full-time equivalent staff	188	182	184	182	182
Number of banking offices	17	17	17	17	17

Common Shares outstanding
Period end	8,218,873	8,215,407	8,216,714	8,210,147	8,210,637
Period average - basic	8,126,058	8,123,806	8,114,543	8,108,360	8,105,294
Period average - diluted	8,133,929	8,129,531	8,134,621	8,126,507	8,120,096

Market Ratios
Stock Price	$11.46	$12.68	$15.74	$19.46	$16.77
Price/Earnings	6.26	9.95	11.75	12.46	10.60
Price/Book	0.76	0.87	1.13	1.42	1.26

	NINE MONTHS ENDED SEPTEMBER 30,
($ in thousands, except per share)	2020	2019

Net interest income	$32,829	$30,684
Provision for loan losses	2,503	335
Non-interest income	3,535	3,792
Non-interest expense	21,824	21,700
Net income before income taxes	12,037	12,441
Provision for income taxes	2,999	3,144
Net income	$9,038	$9,297

Earnings per common share - basic	$1.11	$1.15
Earnings per common share - diluted	$1.11	$1.15
Dividends paid per common share	$0.28	$0.27
Return on average common equity	10.21%	11.92%
Return on average assets	0.91%	1.16%
Net interest margin (1)	3.62%	4.19%
Efficiency ratio (2)	58.17%	61.36%

Capital - Period End
Book value per common share	$15.09	$13.31

Credit Quality - Period End
Nonperforming assets/ total assets	0.06%	0.11%
Loan loss reserve/ gross loans	1.13%	1.23%

Period End Balance Sheet
($ in thousands)
Total assets	$1,449,051	$1,101,132
Gross loans	1,026,850	732,334
Nonperforming assets	894	1,200
Allowance for loan losses	11,635	9,005
Deposits	1,311,188	977,993
Common equity	123,982	109,320

Non-Financial Data
Full-time equivalent staff	188	182
Number of banking offices	17	17

Common Shares outstanding
Period end	8,218,873	8,210,637
Period average - basic	8,121,486	8,100,447
Period average - diluted	8,132,698	8,113,298

Market Ratios
Stock Price	$11.46	$16.77
Price/Earnings	7.73	10.93
Price/Book	0.76	1.26

(1) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
(2) Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 21%.
A marginal federal/state combined tax rate of 29.56%, was used for applicable revenue.